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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              AG Associates, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  001073 10 5
------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 001073 10 5                   SCHEDULE 13G        Page 2 of 6 Pages


   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ARNON GAT  ###-##-####
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    [  ]
                                                                    (b)    [  ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            ISRAEL
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                      13,336
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                       937,153
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                     13,336
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                 937,153
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            950,489
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [X]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            16.0%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON
            IN
          ---------------------------------------------------------------------




                                  Page 2 of 6
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CUSIP NO. 001073 10 5                   SCHEDULE 13G        Page 3 of 6 Pages


   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ANITA GAT  ###-##-####
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    [  ]
                                                                    (b)    [  ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                      14,711
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                       937,153
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                     14,711
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                 937,153
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            951,864
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [X]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            16.0%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON
            IN
          ---------------------------------------------------------------------






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ITEM 1.     ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

            (a)    AG Associates, Inc.
            (b)    4425 Fortran Drive, San Jose, California 95134-2300

ITEM 2.     INFORMATION CONCERNING PERSON FILING:

Regarding Arnon Gat:              Regarding Anita Gat
--------------------              -------------------
(a)  Arnon Gat                    (a)  Anita Gat
(b)  2000 Bryant Street           (b)  2000 Bryant Street
     Palo Alto, California 94301       Palo Alto, California 94301
(c)  Israel                       (c)  U.S.A.
(d)  Common Stock                 (d)  Common Stock
(e)  001073 10 5                  (e)  001073 10 5

ITEM 3. STATUS OF PERSON FILING:  Not applicable

ITEM 4.     OWNERSHIP:

Regarding Arnon Gat:              Regarding Anita Gat
--------------------              -------------------
(a)  950,489 shares               (a)  951,864 shares
(b)  16.0%                        (b)  16.0%
(c)  (i)    13,336 shares         (c)   (i)  14,711 shares
     (ii)   937,153 shares             (ii)  937,153 shares
     (iii)  13,336 shares             (iii)  14,711 shares
     (iv)   937,153 shares             (iv)  937,153 shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Arnon Gat and Anita Gat, husband and wife, jointly hold of record 937,153 shares. Arnon Gat holds of record 13,336 shares individually, and Anita Gat holds of record 14,711 shares individually. The filing persons live in a community property State.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:  Not applicable.

ITEM 10.    CERTIFICATION:  Not applicable.





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                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 1997


                                        By:  /s/ Arnon Gat
                                           -------------------------------
                                                 Arnon Gat

                                        By:  /s/ Anita Gat
                                           -------------------------------
                                                 Anita Gat




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                                   EXHIBIT A

                             JOINT FILING AGREEMENT



         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of AG Associates, Inc. dated February 5, 1997, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(f) under the Securities Exchange Act of 1934.


Date:    February 5, 1997





/s/ Arnon Gat                                /s/ Anita Gat
--------------------------------             ---------------------------------
    Arnon Gat                                    Anita Gat





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